EXHIBIT 99.1





               KEYSPAN EXPECTS HIGHER-THAN-FORECAST 2000 EARNINGS
                  -- HIGHER EARNINGS ALSO PROJECTED FOR 2001 --

           NEW YORK, DECEMBER 11, 2000 -- At a meeting today with financial analysts in Boston, KeySpan Corporation [NYSE:KSE] will report that it anticipates its 2000 earnings, excluding the impact of any transaction or restructuring charges, will be approximately $2.40 per share, significantly ahead of the current First Call consensus estimates of $2.28 per share.
           Strong earnings are expected to result from solid performances across all business segments, especially from the electric, exploration, and production segments. In addition, the energy-services business should report its first annual profit in 2000.
           Robert B. Catell, KeySpan's chairman and chief executive officer, emphasized that the company's earnings growth is expected to be sustainable in 2001 due to the positive outlook in all business segments. "Our growth strategy, combined with a comprehensive and rigorous budget process, has provided a strong foundation for the future," Mr. Catell said. "We expect to be able to increase our earnings in 2001 by 10%, ranging from $2.60 to $2.65 per share, well ahead of the current First Call consensus of $2.48 per share."
           KeySpan will report on its record level of conversions from oil to natural gas, primarily on Long Island. In addition, more than 1 million feet of natural-gas main are expected to be installed this year as the system is expanded to serve new areas. In New England, the company intends to achieve its growth targets resulting from the acquisition of Eastern Enterprises and EnergyNorth.
           In addition, the company expects its energy-services business to build upon its profitability this year and significantly contribute to earnings growth in 2001. The electric business is expected to maintain its earnings near the current levels until 2003, when the company anticipates building additional generating plants in New York City. KeySpan also expects to benefit from increased gas prices and volumes in its exploration, production and gas processing businesses while it still owns these non-core assets.
           Currently, the company estimates that the special charges resulting from acquiring Eastern Enterprises and EnergyNorth in November will amount to approximately $75 million, which will be reported in the fourth quarter of fiscal year 2000. Including these charges, earnings per share for fiscal year 2000 are expected to range from $2.05 to $2.10.
           A member  of the S&P  500,  KeySpan  is the  largest  distributor  of natural gas in the Northeast, with 2.4 million gas customers and more than 13,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system. In addition, KeySpan markets energy and Internet services, processes gas in Canada, and has investments in fiber-optic cable, natural-gas exploration, production, pipeline transportation, distribution and storage.
           Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed in such statements. Among the factors that could cause actual results to differ materially are: general economic trends; fluctuations in gas and electric prices; available sources and costs of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the company to successfully reduce its cost structure; the ability of the company to successfully integrate acquired operations; the degree to which the company develops non-regulated business ventures; the effect of inflationary trends and increases in interest rates; and risks detailed from time to time in reports and other documents filed by the company with the Securities and Exchange Commission.


NOTE: ON DECEMBER 14TH, KEYSPAN WILL HOLD MEETINGS FOR FINANCIAL ANALYSTS IN NEW YORK CITY. A COPY OF THE PRESENTATION TO BE USED IN BOSTON AND NEW YORK IS AVAILABLE IN THE INVESTOR RELATIONS SECTION OF THE COMPANY'S WEB SITE:
WWW.KEYSPANENERGY.COM.